CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges	EXHIBIT 12 (i)

			2008		2007	Year Ended December 31,

			3 Months Ended Dec 31	12 Months Ended Dec 31	3 Months Ended Dec 31	2007	2006	2005	2004	2003

		Earnings: ($000)
A.		Net income from Continuing Operations	$11,225	$35,081	$11,420	$42,636	$43,084	$44,291	$42,423	$43,985
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	1,387
C.		Federal and State Income Tax	7,727	21,829	5,757	21,898	23,769	25,819	31,256	30,435
	Less	Income from Equity Investments	109	568	180	1,895	1,810	1,456	922	865
	Plus	Cash Distribution from Equity Investments	169	2,463	684	3,427	1,315	1,833	1,776	1,249

D.		Earnings before Income Taxes and Equity Inv.	$19,254	$59,775	$17,923	$67,036	$67,328	$71,457	$75,503	$76,191

E.		Fixed Charges
		Interest on Mortgage Bonds	—	—	—	—	—	—	—	570
		Interest on Other-Long-Term Debt	5,454	20,518	5,051	18,653	16,425	13,826	11,488	10,699
		Other Interest	1,229	5,054	1,077	4,379	3,622	2,577	5,517	9,828
		Interest Portion of Rents(1)	241	1,220	387	1,278	1,112	1,077	1,192	1,040
		Amortization of Premium & Expense on Debt	250	982	243	963	991	1,043	1,066	1,159
		Preferred Stock Dividends Requirements of Central Hudson	385	1,525	355	1,423	1,415	1,458	1,594	2,243

		Total Fixed Charges	$7,559	$29,299	$7,113	$26,696	$23,565	$19,981	$20,857	$25,539

	Less	Preferred Stock Dividends Requirements of Central Hudson	385	1,525	355	1,423	1,415	1,458	1,594	2,243

F.		Total Earnings	$26,428	$87,549	$24,681	$92,309	$89,478	$89,980	$94,766	$99,487

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$1,387
H.		Less Allowable Dividend Deduction	(31)	(127)	(31)	(127)	(127)	(127)	(127)	(127)

I.		Net Subject to Gross-Up	211	843	211	843	843	843	843	1,260
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.679	1.658	1.537	1.537	1.528	1.579	1.740	1.679

K.		Preferred Dividend (Pre-tax) (I x J)	354	1,398	324	1,296	1,288	1,331	1,467	2,116
L.		Plus Allowable Dividend Deduction	31	127	31	127	127	127	127	127

M.		Preferred Dividend Factor	$385	1,525	$355	$1,423	$1,415	$1,458	$1,594	$2,243

N.		Ratio of Earnings to Fixed Charges (F/E)	3.5	3.0	3.5	3.5	3.8	4.5	4.5	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.